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                     April 20, 2021

       Mario Rizzo
       Executive Vice President and Chief Financial Officer
       The Allstate Corporation
       2775 Sanders Road
       Northbrook, Illinois 60062

                                                        Re: The Allstate
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 22,
2021
                                                            Form 8-K Dated
February 3, 2021
                                                            Filed February 3,
2021
                                                            File No. 001-11840

       Dear Mr. Rizzo:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance